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DCB FINANCIAL CORP - 8-K                                   Filing Date: 1/20/05
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EXHIBIT 99

FOR IMMEDIATE RELEASE                                  CONTACT:
Thursday January 20, 2005                              John A. Ustaszewski
                                                       Chief Financial Officer
                                                       (740) 657-7000


         DCB FINANCIAL CORP ANNOUNCES INCREASED FOURTH QUARTER EARNINGS

LEWIS CENTER, Ohio, January 20, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.6 million, or $0.41 per share for the three months ended December 31, 2004. This represents a $0.08, or 24% increase in earnings from the $0.33 reported for the fourth quarter 2003. DCB Financial Corp also reported 2004 record earnings of $6.98 million or $1.77 per share, a 40% increase from the $1.26 per share reported for the year ended December 31, 2003. Return on assets for the fourth quarter improved to 105 basis points from 94 basis points for the fourth quarter 2003, while return on equity was 11.9%, an increase from the same period in 2003. The continued improvement shown in fourth quarter earnings is mainly attributed to the strong growth and improved credit quality of the company's loan portfolios and continued efficiency gains.

"We put together another solid quarter to finish off a great 2004", noted Jeff Benton, President and CEO. "We ended the year with very good loan growth, better credit quality and improved cost controls." Benton added, "We have good positive momentum as we kick-off 2005, and have exciting plans and goals for this year."

At year-end, total loans exceeded $483 million, reaching another milestone in the Corporation's history. Overall, loans increased $78.3 million or 19.3% from year-end 2003. A substantial portion of that growth occurred within the commercial and commercial real estate categories, but there was also strong growth within the various retail loan categories. The overall credit quality of the Corporation essentially remained unchanged from year to year. At December 31, 2004 loan delinquencies to total loans were 1.59% compared to 1.56% at December 31, 2003. The allowance for loan and lease losses was 100 basis points at year-end, down from 107 basis points at year-end 2003, while net non-performing loans declined to .39% from .40% at year-end 2003. For the quarter, net charge-offs as a percentage of average loans declined to 0.18% from 0.28% for the fourth quarter 2003.

Net interest income was $5.4 million for the three months ended December 31, 2004, compared to $4.7 million for the same period in 2003. The increase is mainly attributable to increased loan balances coupled with an increased overall net interest margin. The Company's fourth quarter net interest margin improved to 3.87% on average earning assets of $568 million. This compares to a 3.75% margin on average earning assets of $510 million for the three months ended December 31, 2003. The increase in margin is attributable to both increased yields on loans and investments, and to controlled deposit and borrowing costs. Since year-end 2003, overall deposits have increased $12.2 million or 2.8% while borrowings have increased by $46.7 million.

Total quarterly non-interest expense declined slightly to $4.0 million, while annual non-interest expense declined by $523 thousand or 3.2%. The overall expense reduction was primarily the result of a decrease in occupancy and equipment expense, reduced professional and legal fees, and a slight reduction in salaries and benefits expense. The Company's quarterly efficiency ratio improved to 60.1% from 64.3% in the fourth quarter 2003.

The Board of Directors has declared a dividend of $0.11 per share payable February 15, 2005 to shareholders of record as of January 28, 2005.


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DCB FINANCIAL CORP - 8-K                                   Filing Date: 1/20/05
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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2003 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi)


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DCB FINANCIAL CORP - 8-K                                   Filing Date: 1/20/05
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changes in technology; (vii) changes in monetary and tax policies; (viii)
changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.




SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

January 20, 2005 Press Release

                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

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
                                                   Three Months Ended              Twelve Months Ended
                                                 ------------------------        ------------------------
                                                 12/31/04        12/31/03        12/31/04        12/31/03
                                                 --------        --------        --------        --------
Key Financial Information:
-------------------------

Net interest income                              $  5,402        $  4,685        $ 20,011        $ 18,618

Provision for loan and lease losses              $    378        $    355        $  1,696        $  1,418

Non-interest income                              $  1,267        $  1,596        $  7,618        $  6,624

Non-interest expense                             $  4,007        $  4,033        $ 15,985        $ 16,508

Net income                                       $  1,604        $  1,311        $  6,975        $  5,029

Loan balances (average)                          $470,516        $399,712        $437,741        $387,140

Deposit balances (average)                       $449,733        $445,810        $441,654        $439,842

Basic earnings per common share                  $   0.41        $   0.33        $   1.77        $   1.26

Diluted earnings per common share                $   0.41        $   0.33        $   1.78        $   1.26

Weighted Average Shares Outstanding (000)
Basic                                               3,935           3,935           3,935           4,000
Diluted                                             3,927           3,935           3,929           4,000



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DCB FINANCIAL CORP - 8-K                                   Filing Date: 1/20/05
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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

January 20, 2005 Press Release


                                                                      Three Months Ended        Twelve Months Ended
                                                                     ---------------------     ----------------------
                                                                     12/31/04     12/31/03     12/31/04      12/31/03
                                                                     --------     --------     --------      --------
Key ratios:
----------

Return on average assets                                                1.05%        0.94%        1.20%        0.94%

Return on average shareholders' equity                                 11.92%       10.64%       13.38%       10.11%

Annualized non-interest expense to average assets                       2.62%        2.89%        2.74%        3.09%

Efficiency ratio                                                       60.07%       64.25%       57.85%       65.53%

Net interest margin                                                     3.87%        3.75%        3.80%        3.86%

Equity to assets at period end                                          8.87%        8.98%        8.87%        8.98%

Allowance for loan losses as a percentage of period-end loans           1.00%        1.07%        1.00%        1.07%

Total allowance for losses on loans to non-performing loans           256.41%      268.34%      256.41%      268.34%

Net charge-offs (annualized) as a percent of average loans              0.18%        0.28%        0.28%        0.31%

Non-performing loans to total loans (net)                               0.39%        0.40%        0.39%        0.40%

Delinquent loans (30+ days)                                             1.59%        1.56%        1.59%        1.56%



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